Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of Silo Pharma, Inc. of our report dated March 25, 2024, on the consolidated financial statements of Silo Pharma, Inc. as of and for the years ended December 31, 2023 and 2022, which report is included in the Annual Report on Form 10-K of Silo Pharma, Inc. and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.

Boca Raton, Florida

July 17, 2024

2295 NW Corporate Blvd., Suite 240 • Boca Raton, FL 33431-7328

Phone: (561) 995-8270 • Toll Free: (866) CPA-8500 • Fax: (561) 995-1920

www.salbergco.com • info@salbergco.com

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